Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2019

First Quarter Highlights

•
Purchased $7.2 million of re-performing mortgage loans ("RPLs") with an unpaid principal balance (“UPB”) of $8.5 million and underlying collateral values of $12.2 million; and acquired $17.8 million of small-balance commercial mortgage loans ("SBCs") with collateral values of $28.7 million

•
Formed joint ventures that acquired $388.2 million in UPB of mortgage loans with collateral values of $671.7 million and retained $64.0 million of varying classes of related securities issued by the joint ventures to end the quarter with $182.9 million of investments in debt securities and beneficial interests

•	Acquired one multi-family property for $2.3 million

•	Interest income of $29.5 million net of $0.3 million in servicing fee expense on loans held in certain of our joint ventures; Net interest income after provision for loan losses is $13.6 million

•	Net income attributable to common stockholders of $7.3 million

•	Basic earnings per share (“EPS”) of $0.39

•	Taxable income of $0.11 per share

•	Book value per share of $15.59 at March 31, 2019

•	Collected total cash of $63.2 million; including $49.8 million from our mortgage loan and REO portfolio and $13.4 million from our investments in debt securities and beneficial interests

•	Sold $39.6 million of joint venture senior debt securities, and held $41.5 million of cash and cash equivalents at March 31, 2019

New York, NY—May 7, 2019 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended March 31, 2019. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, non-performing loans (“NPLs”). In addition to our continued focus on residential RPLs, we also originate and acquire SBCs secured by multi-family retail/residential and mixed use properties and acquire multi-family retail/residential and mixed use and commercial properties.

Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Loan interest income(1,2,3)	$26,557	$26,146	$26,261	$26,158	$25,445
Debt securities and beneficial interests(4)	$2,416	$1,155	$444	$238	$131
Total revenue, net(1,5)	$15,184	$13,894	$14,750	$14,777	$14,743
Consolidated net income(1)	$8,121	$7,307	$7,495	$8,213	$8,322
Net income per basic share	$0.39	$0.35	$0.35	$0.40	$0.41
Average equity(1)	$336,050	$332,002	$323,750	$319,815	$318,839
Average total assets(1)	$1,587,871	$1,525,759	$1,381,742	$1,362,843	$1,377,537
Average daily cash balance(6)	$59,484	$68,926	$40,674	$41,617	$51,540
Average carrying value of RPLs(1,7)	$1,230,512	$1,226,491	$1,161,709	$1,175,466	$1,191,611
Average carrying value of NPLs(1)	$39,807	$41,438	$38,237	$40,767	$40,593
Average carrying value of SBC loans(7)	$36,181	$35,372	$27,316	$19,222	$19,656
Average carrying value of debt securities and beneficial interests	$135,449	$72,535	$32,693	$16,262	$6,543
Average asset level debt balance(1,8)	$1,127,673	$1,089,285	$948,893	$941,533	$961,853
____________________________________________________________

(1)
Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional accredited investors.

(2)	Loan interest income excludes interest income from debt securities and beneficial interests and bank account balances.

(3)	Loan interest income for the quarters ended March 31, 2019 and December 31, 2018 is net of impairments of $0.2 million and $0.8 million, respectively, on our loan pools.

(4)	Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.

(5)	Total revenue includes net interest income, income from equity method investments and other income.

(6)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

(7)
The average carrying value of RPLs and the average carrying value of SBC loans has been recast for all prior periods to reflect all SBC loans in the average carrying value of SBC loans. Previously, certain SBC loans acquired in accretable loan pools were included in RPLs.

(8)	All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income increased $0.8 million for the quarter ended March 31, 2019 compared to the quarter ended December 31, 2018, primarily driven by lower impairments on our loan pools and our REO held for sale, offset by higher professional fees due to year-end activity. Additionally, net interest income before the impact of loan pool impairments was $0.3 million higher as we increased our investments in debt securities and beneficial interests issued by our joint ventures.

Our interest income on loans increased for the quarter ended March 31, 2019 primarily due to impairments in the amount of $0.2 million on certain of our 2014 and 2015 NPL pools versus $0.8 million for the quarter ended December 31, 2018.  The impairments are driven by small remaining pool size in which cash flow fluctuations on individual loans is not offset by the small remaining value of loans in the pool.

The majority of our new investments during the quarter were recorded as investments in debt securities and beneficial interests in our joint ventures that were on our balance sheet for a weighted average of only 2.5 days of the quarter.  Interest income from our investments in debt securities and beneficial interests issued by our non-consolidated joint ventures is recognized net of servicing fees, which are incurred by each joint venture.  This is different than our investments in mortgage loans where interest income is recognized on a gross basis with the offsetting servicing fee recorded as expense in a separate income statement line.  The impact of netting the servicing fee against gross interest income reduces the weighted average yield, the gross and net interest income on our investments, and our servicing fee expense for the quarter ended March 31, 2019 by approximately 86 basis points on an annualized basis compared to a similar investment in a whole loan mortgage pool. The impact for the quarter ended December 31, 2018 was approximately 77 basis points on an annualized basis.

We recorded $0.5 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended March 31, 2019 compared to $0.7 million for the quarter ended December 31, 2018. We continue to liquidate our REO properties held-for-sale at a faster rate than they are being acquired through foreclosures, with 33 properties sold in the first quarter while 26 were added to REO held-for-sale.

We collected $63.2 million of cash during the quarter, to end the first quarter with $41.5 million in cash and cash equivalents. $49.8 million of our cash collections derived from our mortgage loan and REO portfolios through loan payments, loan payoffs and sales of REO during the quarter and $13.4 million in interest and payments from our investments in debt securities and beneficial interests. We also sold $39.6 million of senior debt securities issued by our joint ventures. Of the $49.8 million of cash collections from mortgage loans and REO, we received $17.7 million from loans paying the full amount of principal, past due interest and charges.

During the quarter ended March 31, 2019, we acquired $7.2 million of RPLs with an aggregate UPB of $8.5 million, and underlying collateral values of $12.2 million. We also acquired 19 SBC loans with UPB of $17.8 million that represented 62.0% of the underlying collateral value of $28.7 million. We ended the quarter with $1.3 billion of mortgage loans with an aggregate UPB of $1.5 billion. Mortgage loans acquired during the first quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 37 days during the quarter.

We also acquired a 16-unit multi-family property in Atlanta, GA for a purchase price of $2.3 million.

During the quarter ended March 31, 2019, we co-invested with a third-party institutional accredited investor to purchase $388.2 million of mortgage loans with collateral values of $671.7 million through newly-formed joint ventures, and retained $64.0 million of varying classes of related securities issued by the joint ventures, to end the quarter with $152.1 million of investments in securities at fair value and $30.8 million in beneficial interests. We acquired 20.0% of each class of Ajax Mortgage Loan Trust 2019-A ("2019-A") for a net investment of $32.6 million and 15.0% of each class of Ajax Mortgage Loan Trust 2019-B ("2019-B") for a net investment of $31.4 million.

2019-A acquired 485 RPLs and NPLs with UPB of $170.4 million and an aggregate property value of $299.1 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 3.75% interest rate. Based on the structure of the transaction we do not consolidate 2019-A under GAAP.

2019-B acquired 1,200 RPLs with UPB of $217.8 million and an aggregate property value of $372.6 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 3.75% interest rate. Based on the structure of the transaction we do not consolidate 2019-B under GAAP.

Portfolio Acquisitions
($ in thousands)

	For the three months ended
	March 31, 2019	December 31, 2018	September 30, 2018(1)	June 30, 2018	March 31, 2018
RPLs
Count	38	388	271	64	87
UPB	$8,495	$71,049	$69,211	$15,549	$19,699
Purchase price	$7,205	$63,304	$64,428	$14,313	$17,566
Purchase price % of UPB	84.8%	89.1%	93.1%	92.1%	89.2%
NPLs
Count	—	25	11	—	—
UPB	$—	$4,269	$1,700	$—	$—
Purchase price	$—	$3,979	$1,431	$—	$—
Purchase price % of UPB	—%	93.2%	84.2%	—%	—%

____________________________________________________________

(1)	Includes the impact of 256 mortgage loans with a purchase price of $47.4 million and UPB of $52.8 million acquired through a 63% owned joint venture that we consolidate.

The following table provides an overview of our portfolio at March 31, 2019 ($ in thousands):

No. of loans	7,018	Weighted average coupon	4.60%
Total UPB	$1,470,383	Weighted average LTV(5)	85.0%
Interest-bearing balance	$1,375,912	Weighted average remaining term (months)	310
Deferred balance(1)	$94,471	No. of first liens	6,989
Market value of collateral(2)	$2,026,989	No. of second liens	29
Price/total UPB(3)	82.3%	No. of rental properties	20
Price/market value of collateral	62.3%	Capital invested in rental properties	$19,545
Re-performing loans	93.5%	No. of REO held-for-sale	97
Non-performing loans	2.7%	Market value of REO held-for-sale(6)	$20,308
Small-balance commercial loans(4)	3.8%

____________________________________________________________

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of date of acquisition.

(3)	Our loan portfolio consists of fixed rate (54.1% of UPB), ARM (10.0% of UPB) and Hybrid ARM (35.9% of UPB) mortgage loans.

(4)	SBC loans includes both purchased and originated loans.

(5)	UPB as of March 31, 2019 divided by market value of collateral and weighted by the UPB of the loan.

(6)	Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

Subsequent Events
Since quarter end, we acquired 66 residential RPLs with aggregate UPB of $13.9 million in two transactions from two sellers. The RPLs were acquired at 87.9% of UPB and the estimated market value of the underlying collateral is $21.1 million. The purchase price equaled 57.8% of the estimated market value of the underlying collateral.

Additionally, we have also agreed to acquire, subject to due diligence, 106 residential RPLs with UPB of $21.3 million in four transactions from four different sellers. The purchase price of the residential RPLs equals 84.2% of UPB and 55.9% of the estimated market value of the underlying collateral of $32.2 million. We also agreed to acquire two SBC loans with UPB of $0.7 million. The purchase price of the SBC loans equals 99.0% of UPB.

We also agreed to acquire three commercial properties for an aggregate purchase price of $7.1 million in three separate transactions from three different sellers.

On April 30, 2019, our Board of Directors declared a dividend of $0.32 per share to be paid on May 31, 2019 to our common stockholders of record as of May 17, 2019.

Conference Call
Great Ajax Corp. will host a conference call at 5:00 p.m. EST, Tuesday, May 7, 2019 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and, to a lesser extent, NPLs. We also originate in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2018 when filed with the SEC. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$29,452	$28,484	$27,416	$26,690
Interest expense	(15,685)	(15,045)	(12,997)	(12,799)
Net interest income	13,767	13,439	14,419	13,891
Provision for loan losses	(154)	(799)	(365)	—
Net interest income after provision for loan losses	13,613	12,640	14,054	13,891

Income from equity method investments	461	134	239	197
Other income	1,110	1,120	457	689
Total income	15,184	13,894	14,750	14,777

EXPENSE:
Related party expense - loan servicing fees	2,506	2,550	2,457	2,672
Related party expense - management fee	1,688	1,597	1,456	1,440
Loan transaction expense	69	24	(25)	35
Professional fees	862	582	482	506
Real estate operating expense	786	858	1,001	944
Other expense	1,081	1,014	964	965
Total expense	6,992	6,625	6,335	6,562
Loss on debt extinguishment	—	—	836	—
Income before provision for income tax	8,192	7,269	7,579	8,215
Provision for income tax (benefit)	71	(38)	84	2
Consolidated net income	8,121	7,307	7,495	8,213
Less: consolidated net income attributable to non-controlling interests	791	711	937	692
Consolidated net income attributable to common stockholders	$7,330	$6,596	$6,558	$7,521
Basic earnings per common share	$0.39	$0.35	$0.35	$0.40
Diluted earnings per common share	$0.36	$0.34	$0.34	$0.37

Weighted average shares – basic	18,811,713	18,771,423	18,691,393	18,595,769
Weighted average shares – diluted	27,829,448	27,163,859	26,592,806	26,476,817

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	March 31, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$41,542	$55,146
Cash held in trust	23	24
Mortgage loans, net(1,4)	1,313,677	1,310,873
Property held-for-sale, net(2)	18,580	19,402
Rental property, net	19,242	17,635
Investments at fair value	152,083	146,811
Investments in beneficial interests	30,809	22,086
Receivable from servicer	18,746	14,587
Investments in affiliates	8,904	8,653
Prepaid expenses and other assets	12,576	7,654
Total assets	$1,616,182	$1,602,871

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$593,121	$610,199
Borrowings under repurchase transactions	560,404	534,089
Convertible senior notes, net(3)	117,838	117,525
Management fee payable	951	881
Accrued expenses and other liabilities	7,193	5,898
Total liabilities	1,279,507	1,268,592

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 18,967,223 shares at March 31, 2019 and 18,909,874 shares at December 31, 2018 issued and outstanding	190	189
Additional paid-in capital	261,527	260,427
Treasury stock	(310)	(270)
Retained earnings	41,372	41,063
Accumulated other comprehensive loss	(178)	(575)
Equity attributable to stockholders	302,601	300,834
Non-controlling interests(5)	34,074	33,445
Total equity	336,675	334,279
Total liabilities and equity	$1,616,182	$1,602,871
___________________________________________________________

(1)
Mortgage loans, net include $883.1 million and $897.8 million of loans at March 31, 2019 and December 31, 2018, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $1.3 million and $1.2 million of allowance for loan losses at March 31, 2019 and December 31, 2018, respectively.

(2)	Property held-for-sale, net, includes valuation allowances of $1.9 million and $1.8 million at March 31, 2019 and December 31, 2018, respectively.

(3)	Secured borrowings and convertible senior notes are presented net of deferred issuance costs.

(4)
As of March 31, 2019, balances for Mortgage loans, net includes $370.5 million and Secured borrowings, net of deferred costs includes $227.3 million from the 50% and 63% owned joint ventures. As of December 31, 2018, balances for Mortgage loans, net includes $377.0 million and Secured borrowings, net of deferred costs includes $231.9 million from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. GAAP.

(5)
Non-controlling interests includes $20.9 million at March 31, 2019, from 50% and 63% owned joint ventures. Non-controlling interests includes $20.4 million at December 31, 2018, from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. GAAP.